Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

New Century Financial Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-56514, 333-36129, 333-32709, 333-68467, 333-53665, 333-84049, 333-88816 and 333-105624), on Form S-3 (Nos. 333-66694, 333-83984 and 333-109727) and on Form S-2 (No. 333-66108) of New Century Financial Corporation of our report dated January 21, 2004, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K/A of New Century Financial Corporation.

/s/    KPMG LLP

Los Angeles, California

April 12, 2004